Exhibit (a)(5)(i)

Saba Capital and Cox Capital Partners Disclose Intention to Commence Tender Offer for Shares of Several Blue Owl BDCs

Submitted Notice to Blue Owl Capital Corporation II on February 17, 2026

Subsequently Submitted Notice to Blue Owl Technology Income Corp. and Blue Owl Credit Income Corp.

Tender Offers Would Provide Liquidity Solution to Investors as Industry-Wide Redemption Requests Continue to Soar

NEW YORK--(BUSINESS WIRE)--Saba Capital Management, L.P. (together with certain of its affiliates, “Saba”) and Cox Capital Partners (“Cox”) (together with Saba, the “Purchasers”) today disclosed that they provided notice to Blue Owl Capital Corporation II (“OBDC II”) on February 17, 2026 of their intention to commence a tender offer to purchase a portion of outstanding shares of OBDC II in cash. The Purchasers subsequently notified Blue Owl Technology Income Corp. (“OTIC”) and Blue Owl Credit Income Corp. (“OCIC”) of their intention to commence similar tender offers.

The Purchasers’ tender offers would provide a liquidity solution to retail investors in the wake of a significant industry-wide increase in BDC redemption requests, multiple quarters of net outflows and a rise in redemption gate provisions.

OBDC II, OTIC and OCIC are non-traded BDCs with limited liquidity. Once the 10-business day notice period concludes for each BDC, the Purchasers intend to announce the commencement of the tender offers to provide direct liquidity to investors who seek it, subject to terms and conditions and the number of shares to be purchased that will be detailed in tender offer documents, including the offer pricing and number of shares covered by each offer. The offer price is expected to be at a 20-35% discount to the most recent estimated net asset value and dividend reinvestment price, as applicable for each BDC, which will be determined when the tender offers are commenced. The Purchasers are not affiliated with OBDC II, OTIC, OCIC or their advisor.

About Saba Capital Management

Saba Capital Management, L.P. is a global alternative asset management firm that seeks to deliver superior risk-adjusted returns for a diverse group of clients. Founded in 2009 by Boaz Weinstein, Saba is a pioneer of credit relative value strategies and capital structure arbitrage. Saba has offices in New York City and London. Learn more at www.sabacapital.com.

About Cox Capital Partners

Cox Capital Partners is an investment management firm specializing in secondary liquidity solutions and alternative investment strategies. Cox provides direct liquidity to shareholders, fund sponsors, limited partners, and general partners of non-traded and private BDCs, non-traded and private REITs, interval funds, and other private and feeder funds. Cox is based in Philadelphia, PA.

Additional Information and Where to Find It

The intended tender offers described herein have not commenced. Additionally, the amounts that would be offered for purchase in any offer have not been set and, when set, could be considered to constitute a relatively small amount of the total outstanding shares of each of Blue Owl Capital Corporation II (“OBDC II”), Blue Owl Technology Income Corp. (“OTIC”) and Blue Owl Credit Income Corp. (“OCIC”), which therefore may not provide a meaningful liquidity solution for all investors in such vehicles. This document is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any shares of common stock of OBDC II, OTIC, and OCIC or any other securities. There can be no assurance if and when any tender offer will be commenced.

If commenced, on the commencement date of the tender offer, a Tender Offer Statement on Schedule TO, including an Offer to Purchase, a Form of Assignment and related documents, will be filed with the U.S. Securities and Exchange Commission (the “SEC”) by Cox and Saba and/or one or more of its affiliates. A Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by each of OBDC II, OTIC and OCIC, respectively.

The offer to purchase shares of each of OBDC II, OTIC and OCIC will be made only pursuant to the respective Offer to Purchase for each of OBDC II, OTIC and OCIC, the Form of Assignment, and related documents filed as part of the Tender Offer Statement on Schedule TO made for each of OBDC II, OTIC and OCIC. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE ASSIGNMENT FORM, AND OTHER RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF EACH OF OBDC II, OTIC AND OCIC ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

Investors and security holders will be able to obtain a free copy of these filings (when available) and other relevant materials on the SEC’s website at www.sec.gov or by directing requests to Cox and Saba, as outlined in the Tender Offer Statement on Schedule TO.

Forward-Looking Information

This document and the materials attached hereto contain forward-looking statements related to the intention to commence tender offers for Blue Owl Capital Corporation II (“OBDC II”), Blue Owl Technology Income Corp. (“OTIC”) and Blue Owl Credit Income Corp. (“OCIC”) including statements regarding the anticipated benefits and timing of the proposed tender offers. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “would,” and “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based on management’s expectations as of the date they were first made and involve risks and uncertainties that could cause actual results or transactions to differ materially from those expressed or implied in such forward-looking statements. These risks and uncertainties include, among others, whether a tender offer will commence, the price of the offers, the timing and the terms and conditions of the offers, the extent to which the tender offers would serve as a meaningful liquidity solution for investors in OBDC II, OTIC and OCIC, the expected timeframe of any offers and whether any offer will be completed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. Except as required by law, neither Saba nor Cox undertakes any obligation to update or revise any forward-looking statements to reflect subsequent events, new information, or future circumstances.

This material has been distributed for informational purposes only and should not be considered as investment advice or a recommendation of any particular security, strategy, or investment product. The Purchasers do not make any recommendation as to whether to tender or not to tender any Shares in any Tender Offer. The Purchasers recommend that stockholders consult with their financial professionals as part of consideration of the Tender Offer. No part of this material may be reproduced in any form, or referred to in any other publication, without express written permission from the Purchasers. The Purchasers undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statement.

Contacts

Longacre Square Partners
Kate Sylvester / Bence Szechenyi
ksylvester@longacresquare.com / bszechenyi@longacresquare.com

For Stockholders:

www.CoxCapitalPortal.com

service@coxcp.com

484-840-5281